Exhibit 99.1

For immediate release

October 3, 2018

AtriCure Reports Preliminary Financial Results for Third Quarter 2018

MASON, Ohio, October 3, 2018 – AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage (LAA) management, today announced preliminary financial results for the third quarter of 2018.

Preliminary and unaudited revenue for the third quarter of 2018 is expected to be approximately $49.9 million, reflecting growth of approximately 18.5% over the third quarter of 2017 (18.6% on a constant currency basis). Based on this preliminary estimate, U.S. revenue is expected to be approximately $39.8 million, reflecting growth of 19.1% over the third quarter of 2017. International revenue is expected to be approximately $10.2 million, an increase of 16.2% as compared to the third quarter of 2017 (16.9% on a constant currency basis). Loss from operations is expected to be in the range of $6.0 million to $7.5 million for the third quarter of 2018.

“Our third quarter performance demonstrated continued strong revenue growth and operational performance driven by our Appendage Management and Open franchises. In addition to achieving revenue growth of 18.5% over the third quarter of 2017, we recently completed enrollment in the CONVERGE™ pivotal trial, surpassed the 150,000 AtriClip® milestone and benefitted from sales of our AtriClip PRO•V® and Flex•V® products, which launched in the past year,” said Mike Carrel, President and Chief Executive Officer of AtriCure.

Management intends to provide an update to 2018 guidance concurrent with the release of full third quarter 2018 financial results on the third quarter conference call, expected to be held on November 1, 2018.

About AtriCure

AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 33 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first and only medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide, with more than 150,000 implanted to date. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.

Forward-Looking Statements

This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. We do not undertake to update our forward-looking statements.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure uses certain non-GAAP financial measures in this release.

Revenue reported on a constant currency basis is a non-GAAP measure and is calculated by applying previous period foreign currency exchange rates, which is determined by the average daily Euro to Dollar exchange rate, to each of the comparable periods. Management analyzes revenue on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on revenue, the Company believes that evaluating changes in revenue on a constant currency basis provides an additional and meaningful assessment of revenue to both management and the Company’s investors.

The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

CONTACTS:

Andy Wade

AtriCure, Inc.

Senior Vice President and Chief Financial Officer

(513) 755-4564

awade@atricure.com

Lynn Pieper Lewis

Gilmartin Group

Investor Relations

(415) 937-5402

lynn@gilmartinir.com

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